SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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     Filed by a Party other than the Registrant ☐

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     ☑ Definitive Proxy Statement

     ☐ Definitive Additional materials

     ☐ Soliciting Material Under Rule 14a-12

BIOPURE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BIOPURE CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 22, 2006
To our Stockholders:
     The 2006 annual meeting of stockholders of Biopure Corporation will be held at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts, on Wednesday, March 22, 2006, beginning at 10:00 a.m. local time. At the meeting, the holders of class A common stock of the Company will act on the following:
(1)	Election of two Class I directors to hold office for a three-year term and until their successors have been duly elected;

(2)	Ratification of the selection by the Audit Committee of Ernst & Young LLP as Biopure’s independent registered public accounting firm; and

(3)	Any other matters that properly come before the meeting.
     All holders of record of shares of class A common stock at the close of business on January 23, 2006 are entitled to vote at the meeting or any postponements or adjournments of the meeting.
By order of the Board of Directors,

Jane Kober
Senior Vice President and Secretary
February 15, 2006
Cambridge, Massachusetts
YOUR VOTE IS IMPORTANT
Please vote as promptly as possible via the Internet or telephone or by signing, dating and returning the enclosed Proxy Card

BIOPURE CORPORATION
11 Hurley Street
Cambridge, Massachusetts 02141

PROXY STATEMENT

     This proxy statement contains information related to the annual meeting of stockholders of Biopure Corporation to be held on Wednesday, March 22, 2006, beginning at 10:00 a.m., at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts 02142, and at any postponements or adjournments of the meeting. This solicitation is being made by the Company. This proxy statement is first being sent to stockholders on or about February 15, 2006.
ABOUT THE MEETING
     Content of the annual meeting
     At the Company’s annual meeting, stockholders will act upon the matters listed in the notice of annual meeting. In addition, the Company’s management will report on the Company and respond to questions from stockholders. This solicitation of proxies is being made by the Company.
     Attending the meeting
     Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee) you will need to bring a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.
     Quorum
     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of class A common stock outstanding on the record date will make up a quorum, permitting the meeting to conduct its business. As of the record date, 38,589,170 shares of class A common stock of the Company were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

     Voting
     Only stockholders of record at the close of business on the record date, January 23, 2006, are entitled to receive notice of the annual meeting and to vote the shares of class A common stock that they held on that date.
     The Company has only one class of voting common stock outstanding, its class A common stock. Each outstanding share of class A common stock is entitled to one vote on each matter to be voted upon at the meeting.
     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person or vote in person at the meeting. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
     Stockholders can vote their shares over the Internet or by telephone. You will find voting instructions printed on the enclosed proxy card.
     Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised (in other words, at the meeting) by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
     No Dissenters’ Rights
     Delaware law does not provide for dissenters’ or appraisal rights in connection with the approval of the actions described in this proxy statement.
BOARD MATTERS
     Code of Business Conduct and Ethics
     The Company has a code of ethics that applies to all Company employees, officers and directors, including the Chief Executive Officer and the Chief Financial Officer, in carrying out their work-related responsibilities. Copies of the code of ethics may be obtained free of charge by making a written request to the Company’s Secretary.
     Director compensation
     Until the reverse split of the class A common stock in May 2005, each non-employee director received an annual grant of options to purchase 10,000 shares of class A common stock, except for Dr. Sanders, who generally received an annual grant of options to purchase 50,000 shares for service as Chairman of the Board. Following the reverse stock split, the standard compensation became an annual grant of options to purchase 20,000 shares of class A common stock, and the amount for service as Chairman became 40,000 shares. On October 13, 2005, each director received an option to purchase 18,333 shares, reflecting the new policy, and Dr. Sanders received an option to purchase 31,667 shares. As a new director who joined the board in August, Mr. Neels was granted an option to purchase 30,000 shares. He will begin to receive the standard compensation at the time of the 2006 award to all non-employee directors. Each option grant permits the holder to purchase shares at their fair market value on the date of grant. Mr. Pieper is also paid $15,000 annually for serving as director and $20,000 annually for serving as chairman of the Audit Committee. Directors who are also employees of the Company receive no additional compensation for service as directors.

     Board meetings during fiscal 2005
     The Board of Directors met seventeen times during fiscal 2005. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served. The Company does not have a formal policy regarding director attendance at the 2006 annual meeting. However, it is expected that, absent good reason, all directors will be in attendance. All directors except Mr. Pieper attended the 2005 annual meeting of stockholders.
     Committees of the Board
     The Board of Directors has standing compensation, nominating and audit committees.
     Compensation Committee. The Compensation Committee consists of Dr. Sanders, Chairman, and Mr. Judelson, each of whom is “independent” as defined in the listing standards of The NASDAQ Stock Market. The Compensation Committee is charged with reviewing the Company’s general compensation strategy; establishing salaries and reviewing benefit programs for the Chief Executive Officer and those persons who report directly to him; reviewing, approving, recommending and administering the Company’s compensation and securities plans; and approving any employment contracts, certain consultants’ contracts and all compensation to be offered to prospective officers in connection with their hiring. The Board of Directors has adopted a written charter for the Compensation Committee. The charter was included in the Company’s proxy statement for the 2004 annual meeting. The Compensation Committee met two times in fiscal 2005.
     Nominating Committee. The Nominating Committee members are Mr. Harrington and Dr. Sanders, each of whom is independent as defined in the listing standards of The NASDAQ Stock Market. The Nominating Committee develops and reviews background information for candidates for the Board of Directors, whether identified by the Committee in the first instance or suggested by another director. The Committee makes recommendations to the Board regarding each candidate. The same process would apply to persons recommended by stockholders. The Nominating Committee has a written charter adopted by the Board of Directors. The charter was included in the Company’s proxy statement for the 2004 annual meeting. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Secretary at the address appearing on the cover page of this proxy statement, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. In evaluating director nominees, including candidates submitted by stockholders, the Nominating Committee believes that nominees must possess certain minimum qualifications and attributes. The nominee:
•	must exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices,

•	must not be involved in on-going litigation with the Company or be employed by an entity engaged in such litigation,

•	must not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct, and

•	in the case of independent director nominees, must meet the objective independence requirements of applicable securities laws and regulations and the rules of The NASDAQ Stock Market.
In addition, the Committee considers any expertise the nominee might have in relation to the Company’s needs.

The two members of the Nominating Committee meet in person or by telephone and otherwise communicate as necessary to discuss possible candidates as nominees. The Company does not keep a record of the Nominating Committee meetings. The Nominating Committee recommended one candidate during 2005, Mr. Neels.
     Audit Committee. The Audit Committee consists of Mr. Pieper, Chairman, and Mr. Harrington and Mr. Judelson. Dr. Sanders served as a member of the Audit Committee until the date of the 2005 annual meeting. All members of the Audit Committee are “independent” as defined in the listing standards of the National Association of Securities Dealers and Section 10A(m) of the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Pieper and Mr. Harrington are both “Audit Committee financial experts” as defined by the SEC.
     The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of its financial statements. It is the responsibility of the Committee to maintain free and open communication between the Committee, the Company’s independent registered public accounting firm, the internal accounting staff and management of the Company. The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee also has the power to retain legal, accounting and other advisors, as it deems necessary to carry out its duties. The Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of those services does not impair the auditor’s independence. The Audit Committee preapproves recurring fees, such as income tax return preparation fees, with specified estimated fee amounts, in advance. Unless a type of service to be provided has received pre-approval from the Audit Committee, it requires specific pre-approval in each instance by the Audit Committee (up to an agreed upon maximum amount). This approval may be given by the Chairman. In such a case he reports on the approval at the next Audit Committee Meeting. Any proposed services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee. The charter was included in the Company’s Proxy Statement for the 2004 annual meeting. The Audit Committee met eight times in fiscal 2005.
Report of the Audit Committee
     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     In fulfilling its responsibilities during fiscal 2005, the Audit Committee reviewed and discussed the unaudited quarterly and annual financial statements with management and the Company’s independent registered accounting firm, in each case prior to the release to the public of the results for the period. The Audit Committee reviewed the 2005 audited financial statements. These meetings included a discussion with management of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in and concerning the financial statements. The quarterly “earnings release” meetings with both management and the Company’s independent registered accounting firm included review and discussion of significant accounting issues and the financial statements as well as the quarterly review by the independent registered accounting firm or the status of the annual audit, as applicable.
     The Audit Committee discussed with the Company’s independent registered accounting firm all matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communications with Audit Committees. The Audit Committee and the independent registered accounting firm, with and without management present, also discussed the results of the audit and the overall quality of the Company’s financial reporting.

     With respect to the Company’s independent registered accounting firm, the Audit Committee, among other things, received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP matters relating to its independence, primarily the impact of non-audit-related services provided to the Company and the disclosures made to the Audit Committee as required by Independence Standards Board Standard No. 1.
     Before the 2005 audit began, the Audit Committee discussed with the Company’s independent registered accounting firm the overall scope and plans for its audit.
     On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, for filing with the Securities and Exchange Commission.
Jay B. Pieper
Daniel P. Harrington
David N. Judelson
EXECUTIVE COMPENSATION
Report of the Compensation Committee
     The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.
     The Compensation Committee has furnished the following report for fiscal year 2005.
     Biopure’s employee compensation policy is to offer a package that is as competitive as practicable, including salary and stock option awards program. Most employees are eligible to receive stock options. The Company’s compensation policy for officers is similar to that for other employees. However, in recent years, with very few exceptions, officers have not received incentive bonuses, but other employees have.
     The Compensation Committee believes that a three-part approach of salary, bonus and stock options or awards continues to serve the interests of the Company and its stockholders. These elements make it possible to attract and retain qualified employees. It provides for executive officer compensation that advances both the short- and long-term interests of stockholders. Under this approach, compensation for officers in particular involves a high proportion of pay that is “at risk” — namely, stock options or other awards subject to forfeiture. The Committee anticipates that as and to the extent the Company becomes financially able to award annual bonuses to officers, the annual bonus should permit individual performance to be recognized. Stock options and awards relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company’s stockholders.

     For all officers and some key employees, the Compensation Committee determines base salaries and changes in salaries, taking into account such factors as an assessment of the nature of the position, the contribution and experience of the individual, the length of his or her service and the recommendation of the Chief Executive Officer. The Compensation Committee reports its decisions to the full Board of Directors for confirmation. For persons at these levels the Compensation Committee also determines severance payments and benefits.
     No annual bonuses were authorized or paid to executive officers of the Company for fiscal 2005.
     In 2005 the Compensation Committee established a method of awarding options. Its method gives consideration to seniority, contribution potential and leadership potential as well as the salary level of the individual. The Company’s Chief Executive Officer recommends option grants for executive officers and management other than himself based on these factors. He also recommends an aggregate number of optioned shares to be granted to other employees and allocated by management. The Compensation Committee reviews and decides upon these recommendations and upon any awards to the Chief Executive Officer. The Compensation Committee then reports its decisions to the Board of Directors for confirmation.
     The Compensation Committee expects to review annually the compensation of the Chief Executive Officer based on an assessment of his performance and of the overall Company performance, the extent to which the Company achieved its overall goals or milestones and its cash resources. Mr. Zafirelis became CEO in June 2004, and the Committee has not yet made an adjustment, although, under the terms of the employment agreement, it is required to consider (but not necessarily make) an adjustment to his base compensation at least once a year.
     None of the Company’s officers receive perquisites or other personal benefits (other than relocation expenses if applicable), although it is understood that cellular telephones provided at the Company’s expense for business purposes may also be used for personal calls, unless charges exceed the base rate the Company pays, in which case the employee reimburses the Company for the excess.
Charles A. Sanders, M.D.
David N. Judelson
Compensation Committee Interlocks and Insider Participation
     Neither member of the Board’s Compensation Committee is or has been an officer or employee of the Company. Jane Kober, Senior Vice President and General Counsel, serves as a member of the board of directors of HTV Industries, Inc., of which Mr. Harrington is president; she does not serve on HTV’s compensation committee. No executive officer of Biopure serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Executive Compensation Summary Tables
     The following table sets forth information concerning total compensation earned or paid to the individuals who served as chief executive officer and the four most highly compensated other executive officers of the Company who served in such capacities as of October 31, 2005 (the “named executive officers”) for services rendered to the Company during each of the last three fiscal years.

	Annual Compensation				Long - Term Compensation
						Awards	Payouts
							Earnings on
					Restricted	Securities	Deferred		All other
	Fiscal			Other Annual	Stock	Underlying	Compensation	401(k)	Compensation
	Year	Salary($)	Bonus($)	Compensation($)	Awards($)	Options(#)	($)	($)	($)
Zafiris G. Zafirelis	2005	250,016	—	—	—	75,000	—	1,731	—
Chief Executive Officer	2004	84,621				333,333
and President			—	—	—		—	—	—
Carl W. Rausch	2005	353,842	—	47,117	—	41,200	—	6,250	—
Chief Technical Officer	2004	350,012	—	—	—	1,667	—	5,500	—
(through Sept 6, 2005)	2003	350,012	—	90,000	—	3,000	—	4,444	—
Francis H. Murphy	2005	170,832	—	—	—	75,000	—	4,910	—
Senior Vice President,	2004	218,393	—	—	1,333	13,800	—	5,670	—
Chief Financial	2003	191,022	—	—	—	5,500	—	4,849	—
Officer & Interim CEO
(February — June 2004)
Jane Kober	2005	231,036	—	80,000	—	75,000	—	6,307	—
Senior Vice President	2004	228,068	—	80,000	1,667	13,567	—	5,700	—
General Counsel,	2003	220,012	—	80,000	—	3,000	—	4,823	—
Secretary
Barry L. Scott	2005	185,215	—	—	—	52,900	—	5,141	—
Vice President	2004	176,227	—	65,306	1,167	10,483	—	4,502	—
Business Development	2003	170,014	—	11,176	—	3,667	—	2,158	—
Geoffrey J. Filbey	2005	175,396	—	—	—	49,800	—	5,016	—
Vice President	2004	173,142	—	—	1,167	10,300	—	4,423	—
Engineering	2003	167,024	—	—	—	2,000	—	4,884	—

     Option Grants in Last Fiscal Year
     Options granted to the named executive officers in fiscal 2005 were as shown in the table below. All options vest in equal annual increments over four years.
     Amounts in the following table represent hypothetical gains that could be achieved for the options if they were exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future class A common stock prices. These amounts represent certain assumed rates of appreciation in the value of the class A common stock from the fair market value on the date of the grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the class A common stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.

		Individual Grants
		Percent of			Potential Realizable
	Number of	Total			Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to	Exercise		Stock Price Appreciation
	Options	Employees	Price Per	Expiration	for Option Term($)
Name and Principal Position	Granted(#)	in 2005(%)	Share($)	Date	5%	10%

Zafiris G. Zafirelis	56,250	3.57	1.22	8/22/15	43,158	109,371
President, Chief Executive Officer	18,750	1.19	1.22	8/22/15	14,386	36,457

	75,000	4.76
Carl W. Rausch	41,200	2.61	1.22	9/2/08	31,611	80,108
Chief Technology Officer
Francis H. Murphy	75,000	4.76	1.22	8/22/15	57,544	145,827
Chief Financial Officer
Jane Kober	75,000	4.76	1.22	8/22/15	57,544	145,827
Senior Vice President General Counsel
Barry L. Scott	52,900	3.36	1.22	8/22/15	40,588	102,857
Vice President Business Development
Geoffrey J. Filbey	49,800	3.16	1.22	8/22/15	38,209	96,826
Vice President Engineering

     Option Exercises and Fiscal Year-End Option Values
     The following table shows the number and value of unexercised options at October 31, 2005, held by the named executive officers who were Company employees on October 31, 2005. None of these individuals exercised options in fiscal 2005.
     In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, the fair market value on October 31, 2005 was determined to be $1.00 per share, the closing price of the class A common stock as quoted on The Nasdaq Stock Market on October 31, 2005.

	Number of
	Securities Underlying		Value of Unexercised
	Unexercised Options at		In-the-Money Options at
	Fiscal Year End(#)		Fiscal Year End ($)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Zafiris G. Zafirelis	147,082	262,501
Francis H. Murphy	26,820	78,006	—	—
Interim CEO, Senior Vice President, Chief Financial Officer
Jane Kober	45,837	76,942	—	—
Senior Vice President General Counsel, Secretary
Barry L. Scott	15,441	55,776	—	—
Vice President Business Development
Geoffrey J. Filbey	20,641	51,025	—	—
Vice President Engineering
Agreements and Plans
     Non-Competition Agreements
     All of our executive officers have agreed in writing not to engage in any activities that would compete with our current business or any potential business during their employment terms and for at least two years thereafter.
     Employment Agreements
     The Company has an employment agreement with Carl Rausch, whose employment terminated in September, 2005. The agreement provided for Mr. Rausch’s services as Chief Technical Officer of Biopure for a three-year term beginning June 25, 2002. He was entitled to an annual base salary of not less than $350,000, subject to annual adjustment, and was eligible to participate in all incentive, savings and retirement plans and welfare benefit plans and programs that the Company maintained or implemented and to receive any perquisites generally given to senior executives. Termination benefits, which began in September 2005, consist of (a) the payment of three years base salary less $90,000 (which was paid in 2003) and all amounts accrued through the date of termination and (b) the vesting of any unvested options Mr. Rausch held on the date of termination with a three-year period to exercise all of his options (but not beyond their 10-year terms).

     The Company entered into an employment agreement as of June 23, 2004, with Zafiris G. Zafirelis. The agreement has a one-year term that automatically renews for additional one-year terms unless it is terminated by either party at least 30 days before the renewal date. Under the agreement Mr. Zafirelis became President and Chief Executive Officer and a member of the Board of Directors. The agreement provides for base salary of no less than $250,000 a year, reviewable at least once each year for increase, and for eligibility to participate in all of the Company’s savings and retirement plans and programs and any other Company plans for the benefit of employees generally or of other senior executives. Under the agreement Mr. Zafirelis was awarded stock options as follows: options to acquire 166,667 shares of class A common stock with an exercise price equal to the fair market value of the stock on the date of grant; options to purchase 83,333 shares at an exercise price equal to 250% of the fair market value on the date of grant; and options to purchase 83,333 shares at an exercise price equal to 150% of the fair market value on the date of grant to vest, if at all, on the date of the closing of any capital raising transaction that closes on or before December 30, 2004. The last of the three options has vested. The other options are vesting in equal increments over four years, and all of the options have 10-year terms from their date of issuance. All of Mr. Zafirelis’ options will vest in the event of a “Change in Control” as defined in the Company’s 2002 Omnibus Securities and Incentive Plan. He will be eligible for additional option awards from time to time along with other senior executives, but any grants are to be in the sole discretion of the Compensation Committee. In the event of termination of employment by the Company with cause or voluntarily by him, he will be entitled to receive all amounts accrued through the date of termination, including a pro rata bonus for the year of termination calculated and payable after year-end in accordance with the existing bonus programs, policies or practices then in place. If he is terminated by the Company other than for cause or by death or disability or if he terminates his employment voluntarily for “Good Reason,” as defined, he will be entitled to one year’s base salary payable in a lump sum and to an amount equal to the total bonus payments made to him during the preceding calendar year; and if no bonus was paid that preceding year, then to 50% of his salary.
     1990 Incentive Compensation and Company Stock Purchase Plan
     Under an Incentive Compensation and Company Stock Purchase Plan, the Company sold “non-lapse” restricted shares of class A common stock in August 1990 to certain key employees, consultants and directors at a purchase price of $8.10 per share. At the time of purchase, these shares had an estimated fair market value of $32.40 per share. The price paid for these shares represented a discount of $24.30 per share. Under the terms of separate stock purchase agreements entered into with each purchaser, the resale price of these shares, whether sold to the Company or to a third party, would be equal to the price of the class A common stock less the discount with accrued interest. Any purchaser of such shares would be subject to the same restrictions. At May 1, 1999, the discount plus accrued interest per share was $47.52.
     As of May 1, 1999, by separate amended agreements with officers and directors owning an aggregate of 195,342 “non-lapse” restricted shares, the discount plus accrued interest per share was fixed at $47.52, and holders may sell their shares or eliminate the restrictions at any time by the payment to the Company of $47.52 per share. In addition, the Company has the right, exercisable at any time during the 12 months beginning August 1, 2005, to exchange these restricted shares for a number of shares of class A common stock having equivalent value after taking into account the discount of $47.52 per share. As of January 29, 2006, 160,564 “non-lapse” restricted shares held by directors and officers remained outstanding.

     2002 Omnibus Securities and Incentive Plan
     Effective Date and Duration
     The Plan became effective April 3, 2002, and remains in effect as amended on April 6, 2005, subject to the right of the Board of Directors to terminate the Plan at any time.
     Amendments
     The Board may alter or amend the Plan.
     Administration of the Plan
     The Plan is administered by the Compensation Committee or such other committee as the Board of Directors may select consisting solely of members of the Board of Directors (the “Committee”). The Committee has full power under the Plan to determine persons to receive awards, the type of awards and the terms of the awards. The Committee may amend outstanding awards.
     Shares Subject to the Plan
     The Plan as amended authorizes the issuance of up to 4,366,665 shares of Company common stock plus 323,892 shares in the aggregate remaining under predecessor plans. Shares underlying awards that lapse or are forfeited or are not paid in shares may be reused for subsequent awards. Shares may be authorized but unissued shares of class A common stock, treasury stock or shares purchased on the open market. The closing price on The Nasdaq Stock Market of a share of Company class A common stock as of January 30, 2006 was $0.87.
     Individual Limits
     The maximum number of shares that may be subject to options granted to any one employee during any calendar year is 83,333 shares. With respect to awards, other than options, that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, the maximum number of shares that may be issued pursuant to any such award during any calendar year is 83,333 shares and, in the case of any such award that is payable in cash, the maximum amount that may be paid pursuant to any such award during any calendar year is $2 million. These limitations are applied in a manner that permits compensation generated in connection with the awards to constitute “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
     Adjustments to Shares Under the Plan and Subject to Awards
     To prevent an inequitable dilution or enlargement of award holders’ rights under the Plan, the Plan authorizes the Company to make equitable adjustments to the aggregate number and kind of shares subject to issuance under the Plan, the individual limits described above, and the number, kind and price of shares underlying outstanding awards in the event of certain changes in the Company’s capital structure resulting from events such as a subdivision, consolidation, or recapitalization, or the payment of a stock dividend without receipt of consideration by the Company. The number of shares authorized and subject to outstanding options or restricted stock grants under the Plan were reduced in the 2005 reverse stock split.
     Eligibility and Participation
     Persons eligible to participate in the Plan include all employees, directors and consultants of the Company or one of its affiliates, as determined by the Committee.

     Grants Under the Plan
     Stock Options. The Committee may award stock options, the term and vesting rules of which are to be specified in the respective stock option award agreements. The Committee determines whether to award incentive stock options, as defined in the Internal Revenue Code of 1986, as amended, or nonqualified stock options. The granting of incentive stock options is subject to certain limitations as described in the Plan, including the requirement that incentive stock options cannot be granted to non-employee directors or consultants. The Committee determines the option price, but, in the case of an incentive stock option or an option intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, the option price may not be less than the fair market value of a share of class A common stock on the date of the grant of the option.
     Restricted Stock Awards. The Committee may grant restricted stock awards to key management employees and directors pursuant to a restricted stock award agreement. The restricted stock award agreements will describe the rights of the recipient of the restricted stock award, which rights may include or exclude voting rights. During the restriction period, the recipient of a restricted stock award will not receive the certificate representing shares of class A common stock, but will receive dividends and will not be entitled to sell, transfer, pledge or otherwise dispose of the shares. At the end of the restriction period, assuming the recipient has not breached the terms and conditions contained in the restricted stock award agreement, the recipient will receive the certificate representing shares of class A common stock.
     Unrestricted Stock Awards. The Committee may award, or sell at a discount, as compensation for past services rendered or for other valid consideration, unrestricted shares of class A common stock. Unrestricted stock is not subject to restrictions on transfer.
     Performance Unit Awards. The Committee may grant performance unit awards, which entitle the participant to receive a cash payment, based on the value of the units, if performance goals are achieved. The Committee has discretion to set the value of the units and the performance goals, performance periods and other terms of the awards. If the goals are met, the Company will make payment of a cash award equal to the number of bookkeeping units awarded at the dollar value assigned to each such unit.
     Performance Share Awards. The Committee may grant performance share awards, which entitle the participant to receive shares of class A common stock if performance goals are achieved. The Committee has discretion to set performance goals, performance periods and other terms of the awards. The holder of a performance share award will have no rights as a stockholder until such time, if any, as the holder actually receives shares of class A common stock pursuant to the performance share award.
     Distribution Equivalent Rights. The Committee may grant an award entitling the holder to receive bookkeeping credits, cash payments and/or class A common stock distributions equal in an amount to the distributions that would have been made to the holder had the holder held a specified number of shares of class A common stock during the period that the holder held the distribution equivalent right.
     Performance Measures
     It is intended that awards made under the Plan to officers subject to Section 162(m) of the Code constitute “performance-based compensation” for purposes of Section 162(m). The performance criteria used for such awards may consist of objective tests based on one or more of the following: earnings or earnings per share, cash flow, customer satisfaction, revenues, financial return ratios (such as return on equity and/or return on assets), market performance, shareholder return and/or value, operating profits, EBITDA, net profits, profit returns and margins, stock price, credit quality, sales growth, market share, comparisons to peer companies (on a company-wide or divisional basis), working capital and/or individual or aggregate employee performance.

     Other Features of the Plan
     Unless otherwise provided in an award agreement, the Plan provides that in the event of a change of control, as defined in the Plan, and the termination of employment or removal, in the case of a director, under specified circumstances, the holder’s outstanding awards will become fully vested and immediately exercisable, all transfer restrictions will lapse and all performance goals will be deemed to have been fully satisfied. The Committee, however, can determine that upon a change of control, all outstanding awards will terminate and be cashed out within a specified time period.
     Taxes
     Share withholding for taxes is permitted.
     Termination of Employment or Board Service
     Each award agreement sets forth the participant’s rights with respect to each award following termination of employment or consulting relationship with, or service on, the Board of Directors of the Company.
     Transferability
     Except as otherwise determined by the Committee at the time of grant and subject to the provisions of the Plan, awards may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of except by will or the laws of descent and distribution or (if the award is not an incentive stock option) by gift to any family member, as defined in the Plan.
Comparison of Total Returns
     The following graph compares the performance of the Company’s class A common stock (the single class of common stock of the Company that has a public market) with the performance of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Pharmaceutical Stocks Index from October 31, 2000, through the end of fiscal 2005. The total stockholder return assumes that $100 was invested on October 31, 2000 in the Company’s class A common stock, the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Pharmaceutical Stocks Index, and that all dividends were reinvested.
Performance Graph

	10/31/2000	10/31/2001	10/31/2002	10/31/2003	10/31/2004	10/31/2005

Biopure	$100.00	$97.32	$25.29	$16.83	$1.80	$0.81

Nasdaq US	$100.00	$50.23	$39.86	$57.73	$59.06	$63.95

Nasdaq Pharmaceuticals	$100.00	$75.28	$50.17	$71.88	$71.90	$82.99

INDEPENDENT REGISTERED ACCOUNTING FIRM
     Ernst & Young LLP have served as the Company’s independent auditors since 1990. Services provided to the Company and its subsidiaries by Ernst & Young LLP for fiscal 2005 included the audit of the Company’s consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission, and various tax services.
     One or more representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they desire.
     Fees for professional services provided by our independent registered accounting firm in each of the last two fiscal years, in each of the following categories are:

	2005	2004
Audit Fees	$430,800	$265,700
Audit-Related Fees	20,000	—
Tax Fees	42,800	52,600
All Other Fees	—	—

	$493,600	$318,300
     Fees for audit services include fees associated with the annual audit and audit of internal controls over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, consents related to filings with the SEC and issuances of comfort letters related to financing transactions. Audit-related services included advisory services related to the Company’s compliance with the Sarbanes — Oxley Act of 2002. Tax fees included tax compliance, tax advice and tax planning, including tax services rendered to our European subsidiary. All of the services were pre-approved by the Audit Committee or its chairman, as described under “Audit Committee” on page 4. The Company is not aware that any work was performed by persons other than full-time, permanent employees of Ernst & Young LLP.
ITEM 1 — ELECTION OF DIRECTORS
Directors Standing for Election
     The Board of Directors is currently divided into three classes having three-year terms that expire in successive years. The Board has determined that all of the Company’s directors except Mr. Zafirelis are independent as defined by rules of The NASDAQ Stock Market.
     The current term of office of directors in Class I expires at the 2006 annual meeting. The Board of Directors proposes that C. Everett Koop, M.D. and Zafiris Zafirelis, each of whom is currently serving as a Class I director, be re-elected for a new term of three years and until their successors are duly elected and qualified. If either of the nominees becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote upon the substitute nominee designated by the Board.
     Class I Directors. The directors standing for election:
     C. Everett Koop, M.D., 89, has served as a director of Biopure since December 1990. From September 1994 to November 1997, Dr. Koop was the Chairman of the Board of Patient Education Media, Inc. Dr. Koop served as the Surgeon General of the United States from 1981 until 1989 and continues to educate the public about health issues through his writings and the electronic media, as Senior Scholar of the C. Everett Koop Institute at Dartmouth College. Dr. Koop received a Sc.D. degree from the Graduate School of the University of Pennsylvania, an M.D. degree from the Cornell University Medical College and an A.B. degree from Dartmouth College.

     Zafiris G. Zafirelis, 61, has been President, Chief Executive Officer and a director of Biopure since June 2004. In January 2006 he was elected Chairman of the Board. From 2002 to 2004 he was Chief Executive Officer and a director of MedQuest Products, a developer of implantable ventricular assist devices. From 1996 until 2002 he was Chief Executive Officer of CardiacAssist, Inc., where he also served as a director beginning in 2000. He holds a graduate diploma in chemistry from the University of Rhodesia and an M.B.A. from the University of Southern California.
Directors Continuing in Office
     Class II Directors. The following directors have terms ending in 2007:
     Daniel P. Harrington, 50, has served as a director of Biopure since August 1999. He has been President of HTV Industries, Inc. since 1991. HTV Industries, Inc. is a holding company with manufacturing operations and investments in various industries. He holds a B.B.A. degree from Stetson University and an M.B.A. from Xavier University. Mr. Harrington is a director of Churchill Downs, Inc., Portec Rail Products, Inc. and First State Financial Corporation.
     Jay B. Pieper, 62, has served as a director of Biopure since October 2004. Since May 1995, Mr. Pieper has served as Vice President for Corporate Development and Treasury Affairs for Partners HealthCare Systems, Inc., the parent of Brigham and Women’s Hospital and Massachusetts General Hospital. He is a director of Eclipsys Corporation, a provider of software to healthcare providers.
     Class III Directors. The following directors have terms ending in 2008:
     Charles A. Sanders, M.D., 74, has served as a director of Biopure since October 1997. From July 1989 until his retirement in May 1995, Dr. Sanders was the Chairman and Chief Executive Officer of Glaxo Inc. Dr. Sanders serves on the boards of Genentech, Inc., Vertex Pharmaceuticals, Inc., Cephalon, Inc. and Fisher Scientific International and previously was a member of the President’s Committee of Advisors on Science and Technology. He was previously General Director of Massachusetts General Hospital and Professor of Medicine at Harvard Medical School. He received his M.D. degree from the Southwestern Medical College of the University of Texas.
     David N. Judelson, 77, is a co-founder and has served as Vice Chairman of Biopure since 1984. In 1956 Mr. Judelson also co-founded Gulf and Western Industries, Inc., renamed Paramount Communications, Inc., where he served as President and Chief Operating Officer from 1967 to 1983. He is a co-founder and Chairman of Digital Compression Technology, L.P., a privately owned telecommunications development company founded in 1993. Mr. Judelson holds a bachelor of mechanical engineering degree from New York University College of Engineering.
     Guido J. Neels, 57, became a director of Biopure in August 2005. From July 2004 until retiring in November 2005, Neels served as chief operating officer of Guidant Corporation, a world leader in the development of cardiovascular medical products, where he was responsible for the global operations of Guidant’s four operating units: Cardiac Rhythm Management, Vascular Intervention, Cardiac Surgery, and Endovascular Solutions. From December 2002 to July 2004, he was group chairman, Office of the President, responsible for worldwide sales operations, corporate communications, corporate marketing, investor relations and government relations. He holds a M.B.A. degree from Stanford University and a business engineering degree from the University of Leuven in Belgium.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES.
     The affirmative vote of a plurality of the votes cast at the meeting is required for the election of a director. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted for the director, although it will be counted for purposes of determining whether there is a quorum.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
     The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered accounting firm for services during fiscal year 2006. The Board of Directors has directed that management submit the selection of Ernst & Young LLP as our independent registered accounting firm for ratification by the stockholders at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.
     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP as our independent registered accounting firm. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether Proposal 2 has been approved.
STOCK OWNERSHIP
The following table shows the amount of class A common stock of Biopure beneficially owned by
•	each of our directors, chief executive officer and four most highly compensated executive officers;

•	the directors and executive officers as a group;

•	each person known by us to beneficially own more than 5% of our class A common stock.
     All information is as of January 25, 2006, and ownership consists of sole voting and investment power, except as described in footnotes below the table.

	Class A Common Stock
		Percent of Class A
Name and Address of Beneficial Owners	Beneficial Ownership	Common Stock
Directors and Executive Officers:
David N. Judelson (1)	502,853	1.27
Daniel P. Harrington (2)	319,968	*
C. Everett Koop, M.D. (3)	51,030	*
Guido Neels (4)	30,000	*
Charles A. Sanders, M.D. (5)	100,857	*
Jay B. Pieper (6)	24,528	*
Zafiris Zafirelis (7)	157,082	*
Jane Kober (8)	48,494	*
Francis H. Murphy (9)	40,367	*
Barry L. Scott (10)	18,025	*
Geoffrey J. Filbey (11)	38,811	*
All Officers and Directors as a Group (12)	1,332,014	3.37
5% or Greater Stockholders:
Alpha Capital Aktiengesellschaft ** Pradafant 7, Furstentums 9490, Vaduz, Lichtenstein	2,873,658	7.7

*	Less than one percent.

**	Based on Schedule 13G as filed with the Securities and Exchange Commission on February 8, 2006.

(1)	Mr. Judelson’s shares consist of sole power to vote and dispose of 430,128 shares and include exercisable warrants to purchase 2,860 shares and options to purchase 69,865 shares exercisable 60 days from January 25, 2006. Mr. Judelson’s shares do not include 105,796 shares and exercisable warrants to purchase 3,443 shares owned by his wife, as to which he disclaims beneficial ownership.

(2)	Mr. Harrington’s shares include 283,071 shares and exercisable warrants to purchase 6,304 shares owned by HTV Industries, Inc. and 432 shares owned by a family investment group, for which he shares voting and investment power, and options exercisable 60 days from January 25, 2006 to purchase 26,863 shares.

(3)	Dr. Koop’s shares consist of exercisable warrants to purchase 1,167 shares and options exercisable 60 days from January 25, 2006 to purchase 49,863 shares.

(4)	Mr. Neels’ shares consist of options exercisable 60 days from January 25, 2006 to purchase 30,000 shares.

(5)	Dr. Sanders’ shares include options exercisable 60 days from January 25, 2006 to purchase 74,027 shares and exercisable warrants to purchase 1,167 shares.

(6)	Mr. Pieper’s shares include of options exercisable 60 days from January 25, 2006 to purchase 21,528 shares.

(7)	Mr. Zafirelis’ shares consist of options exercisable 60 days from January 25, 2006 to purchase 147,082 shares.

(8)	Ms. Kober’s shares include options exercisable within 60 days of January 25, 2006 to purchase 46,279 shares and 1,667 restricted shares for which she has sole power to vote.

(9)	Mr. Murphy’s shares include options exercisable 60 days from January 25, 2006 to purchase 27,701 shares and 1,333 restricted shares for which Mr. Murphy has sole power to vote.

(10)	Mr. Scott’s shares include options exercisable 60 days from January 25, 2006 to purchase 15,858 shares and 1,167 restricted shares for which Mr. Scott has sole power to vote.

(11)	Mr. Filbey’s shares consist of sole power to vote and dispose of 17,945 shares and include options exercisable 60 days from January 25, 2006 to purchase 20,866 shares

(12)	Includes options exercisable 60 days from January 25, 2006 to purchase 529,932 shares, exercisable warrants to purchase 11,498 shares and 5,333 restricted shares.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based solely upon a review of filings with the Securities and Exchange Commission and written representations of reporting persons that no other reports were required, the Company believes that all of the persons required to report complied during fiscal 2005 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with one exception. Mr. Judelson purchased 20,000 shares on August 25, 2005. The Company, which files forms 4 on his behalf, because of an administrative oversight did not learn of the purchase in time to report the purchase in a timely manner. The purchase was reported on September 19, 2005, promptly following the Company’s receipt of the information.
OTHER MATTERS
     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder. However, we do not believe that other business can come before the meeting, given the advance notice procedures in our bylaws, described below.

ADDITIONAL INFORMATION
     Advance Notice Procedures
     Under the Company’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting (which includes stockholder proposals that the Company is required to include in its proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) or is otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the bylaws) not less than 45 or more than 75 days prior to the anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.
     Stockholder Proposals for the 2007 Annual Meeting
     Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2007 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company’s Secretary no later than October 18, 2006.
     Stockholder Communications with the Board
     Stockholders wishing to communicate with the Board of Directors, or with a specific director, may do so by writing to the Board of Directors, or to the particular director, and delivering the communication in person or mailing it to the Board of Directors, or to the particular director, care of the Company’s Secretary at the address appearing on the cover page of this proxy statement. All such communications will be delivered to the Board or to the particular director to whom they are addressed.
     Proxy Solicitation Costs
     The proxies solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Biopure Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Biopure Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BIOPU1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIOPURE CORPORATION

Vote On Directors

		For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	Election of Class I Directors.	All	All	Except
Nominees:
01) Zafiris G. Zafirelis
	02) C. Everett Koop, M.D.	☐	☐	☐

Vote On Proposal					For	Against	Abstain

2.	Ratification of the audit committee’s selection of Ernst & Young LLP as Biopure’s independent registered public accounting firm.				☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
NOTE: The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name and give title of signing officer.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please date, sign and mail your
proxy card back as soon as possible!
Annual Meeting of Stockholders
BIOPURE CORPORATION
March 22, 2006

Form of Proxy
This Proxy is solicited on behalf of the Board of Directors of
BIOPURE CORPORATION
     The undersigned hereby (a) acknowledges receipt of Biopure Corporation’s Notice of Annual Meeting of Stockholders, dated February 15, 2006, and the Proxy Statement for the annual meeting to be held on March 22, 2006 at 10:00 a.m. at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts; (b) appoints as proxies Jane Kober, Francis H. Murphy and Zafiris G. Zafirelis, or any of them, each with the power to appoint his or her substitute, to represent and to vote as designated on the reverse side of this Form of Proxy all of the shares of Class A Common Stock of Biopure Corporation held of record by the undersigned on January 23, 2006 at the Annual Meeting of Stockholders to be held on March 22, 2006 or any adjournment thereof.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the nominees for director and FOR Proposal 2, and according to the discretion of the proxy holders on any other business.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE